EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

OF

BILL BARRETT CORPORATION

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

     Bill Barrett Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that the following resolutions respecting Series A Preferred Stock were duly adopted by the Corporation’s Board of Directors:

     RESOLVED, that no shares of the Corporation’s Series A Preferred Stock are outstanding and that no shares of the Series A Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Preferred Stock; and

     FURTHER RESOLVED, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the certificate of designations with respect to the Series A Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 15th day of December 2004.

BILL BARRETT CORPORATION
By:	/s/ Francis B. Barron
	Name:	Francis B. Barron
	Title:	Senior Vice President—General Counsel and Secretary